EXHIBIT 23.4

                                December 9, 2002

Capitol Bancorp Limited
200 Washington Square North, Fourth Floor
Lansing, Michigan 48933

     RE:  NEVADA COMMUNITY BANCORP LIMITED

Ladies and Gentlemen:

     JMP Financial, Inc. hereby consents to your including a copy of the fairness opinion in the proxy statement/prospectus with regards to Nevada Community Bancorp Limited and to the reference to this firm in the proxy statement/prospectus as financial advisor to Nevada Community Bancorp Limited and under the caption "Opinion of Financial Adviser".

                                        Very truly yours,


                                        /s/ John Palffy
                                        John Palffy
                                        President